Exhibit 10.36

English Translation

26,433.47 M2 Land Use Right Agreement

This agreement is entered into in Nanjing, PRC by and between the following parties:

Party A: China Electric Equipment Group Co., Ltd.

Party B: CEEG (Nanjing) PV-Tech Co., Ltd.

Through friendly consultation between both parties, Party A hereby grants Party B an option, pursuant to which Party B is entitled to purchase from Party A prior to December 31, 2007 the land use right of total 26,433.47 M2 in Jiangning Economic & Technical Development Zone, Nanjing at RMB150 per square meter according to the relevant laws and regulations. The above purchase price conforms with the land use right grant premium paid by Party A on December 27, 2003 in accordance with the State Owned Land Use Right Grant Contract, and the taxes and charges thereby shall be borne by both parties respectively according to the relevant rules. In the event Party A is unable to assign the land use right to Party B due to the restrictions under relevant laws and regulations, Party A shall, to the best of its abilities, lease to Party B the land use right and the premises thereon at a fair price and the term of lease shall be no less than ten years.

This agreement is entered into in two original counterparts, with each party holding one, and shall take effect when it is signed and sealed by the authorized representatives of each party.

Party A: China Electric Equipment Group Co., Ltd. (Seal)	Party B: CEEG (Nanjing) PV-Tech Co., Ltd. (Seal)

Authorized Representative (Signature):	Authorized Representative (Signature):

/s/ Lu Tingxiu	/s/ Lu Tingxiu
Date: December 20, 2006	Date: December 20, 2006